Exhibit 4.1

DESCRIPTION OF SECURITIES

General

The authorized capital stock of Signing Day Sports, Inc., a Delaware corporation (“we,” “us,” “our,” the “Company,” and “our company”), consists of 150,000,000 shares of common stock, par value $0.0001 per share (“common stock”), and 15,000,000 shares of preferred stock, par value $0.0001 per share (“preferred stock”). No other classes of securities are authorized under our Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate of Incorporation”).

The following description summarizes important terms of the common stock, preferred stock, and other securities that may be or that were recently converted into or exercised to purchase the common stock]. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Second Amended and Restated Certificate of Incorporation and the Company’s Second Amended and Restated Bylaws, as amended by Amendment No. 1 to the Second Amended and Restated Bylaws (as amended, “Second Amended and Restated Bylaws”), which have been filed as exhibits to the Annual Report on Form 10-K to which this Exhibit 4.1 is attached.

As of March 26, 2024, there were 15,365,312 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, subject to the rights of holders of preferred stock. Under our Second Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter, subject to the rights of holders of preferred stock. Directors are elected by a plurality of votes, subject to the rights of holders of preferred stock to elect directors. Stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of a majority in voting power thereof, subject to the rights of holders of preferred stock. The holders of one-third of the outstanding shares of stock entitled to vote, present in person, by remote communication, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders, subject to the rights of holders of preferred stock. Stockholders do not have cumulative voting rights.

Holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds, subject to the rights of holders of preferred stock. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the rights of holders of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock.

Representative’s Warrant

We agreed to issue one or more warrants (collectively, the “Representative’s Warrant”) to Boustead Securities, LLC (“Boustead”), as the representative of the underwriters of our initial public offering in November 2023, to purchase a number of shares of common stock equal to 7% of the total number of shares sold in the Company’s initial public offering at an exercise price equal to 135% of the public offering price of the shares sold in the initial public offering. On November 16, 2023, in connection with the closing of the initial public offering, the Representative’s Warrant was issued to Boustead. The Representative’s Warrant may be exercised to issue 84,000 shares of common stock at an exercise price of $6.75 per share, based on the initial public offering price of $5.00 per share. The Representative’s Warrant is exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the effective date of the Company’s Registration Statement on Form S-1 (File No. 333-271951), as amended, initially filed with the SEC on May 15, 2023, and declared effective by the SEC on November 13, 2023 (the “IPO Registration Statement”). The Representative’s Warrant also provides for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants, which registration rights shall terminate on the fifth anniversary of the effective date of the registration statement. We granted the underwriters an option for a period of 45 days from the date of the IPO Prospectus to purchase up to 15% of the total number of our shares to be offered by us pursuant to the initial public offering (excluding shares subject to this option). If the underwriters had exercised this option in full, in addition to other underwriter compensation, Boustead would have been entitled to purchase up to an additional 12,600 shares of common stock pursuant to the Representative’s Warrant. The underwriters’ over-allotment option expired unexercised. We registered the Representative’s Warrant and up to 96,600 shares underlying the Representative’s Warrant for issuance in the initial public offering.

The Representative’s Warrant and the underlying shares may be deemed to be compensation by the Financial Industry Regulatory Authority, Inc. (“FINRA”), and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the Representative’s Warrant nor any of our shares of common stock issued upon exercise of the Representative’s Warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in the initial public offering, subject to certain exceptions. The Representative’s Warrant: (i) fully complies with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully complies with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Options

On August 31, 2022, we established the Signing Day Sports, Inc. 2022 Equity Incentive Plan (as amended, the “Plan”). On February 27, 2024, the Plan was amended to increase the number of shares of common stock reserved for issuance under the Plan. The purpose of the Plan is to grant restricted stock, stock options and other forms of incentive compensation to our officers, employees, directors and consultants. The maximum number of shares of common stock that may be issued pursuant to awards granted under the Plan is 2,250,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the Plan. As of March 26, 2024, 432,878 shares remain available for issuance under the Plan. For a further description of the terms of the Plan, please see Item 11. “Executive Compensation – Signing Day Sports, Inc. 2022 Equity Incentive Plan” in the Annual Report on Form 10-K to which this Exhibit 4.1 is attached.

As of March 26, 2024, we have granted stock options to certain employees, consultants, officers, and directors that may be exercised to purchase a total of 141,938 shares of common stock at an exercise price of $3.10 per share, 90,000 shares of common stock at an exercise price of $2.50 per share, 10,000 shares of common stock at an exercise price of $5.00 per share, and 175,000 shares of common stock at an exercise price of $2.25 per share. A number of these options remain subject to certain vesting conditions. The options will terminate on dates ranging from September 2032 to March 2034 except that options will generally terminate within three months of termination of the Continuous Service (as defined by the Plan) of the grantee. The description above does not include granted stock options or portions of granted stock options that subsequently terminated unexercised due to employee departures.

We have filed registration statements on Form S-8 with the SEC to register the potential exercise of these options.

6% Convertible Unsecured Promissory Notes

From September 2021 to December 2021, we conducted a private placement of 6% convertible unsecured promissory notes due three years from the date of execution and entered into related subscription agreements and investor rights and lockup agreements with a number of accredited investors. Pursuant to the agreements, we issued 27 convertible notes for aggregate loans of $6,305,000. As described below, to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount, we issued a settlement notice to the holders of the 6% convertible unsecured promissory notes undertaking to effect conversions as if 110% of the principal being converted was being converted to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount. The convertible notes incurred interest at 6% annually. The convertible notes were to mature on October 15, 2024 as to the principal amount of $3,300,000; November 15, 2024 as to the principal amount of $1,205,000; and December 23, 2024 as to the principal amount of $1,800,000, respectively.

The 6% convertible unsecured promissory notes contained both optional and mandatory conversion provisions allowing for the conversion of the outstanding balance under the notes to be converted into shares of common stock, subject to waiver of all accrued interest on the principal subject to such conversion. The convertible notes were convertible at the holders’ option at a conversion price per share equal to the price per share determined initially by dividing $50 million by the total number of outstanding shares of the Company, subject to adjustment as described below. In connection with an initial public offering and listing of the common stock on The Nasdaq Stock Market LLC (“Nasdaq”), the NYSE American LLC (“NYSE American”), the New York Stock Exchange (“NYSE”), or the OTCQX tier of OTC Markets Group Inc. (“OTCQX”), the notes were to automatically be converted under a mandatory conversion provision into shares of common stock of the Company at the initial conversion price per share equal to 60% of the public offering price per share of the common stock offered to the public in the Company’s initial public offering, subject to adjustment as described below. In the event of a sale of all or substantially all of the capital stock or assets of the Company to an unaffiliated third person, or Sale of Control, an acquisition by a special purpose acquisition corporation listed on Nasdaq or the NYSE, or a SPAC, or an acquisition or merger of the Company by a publicly-reporting company under the Exchange Act without significant business activities and is trading on one of certain securities markets, or a Reverse Merger (collectively, an “Alternative Liquidity Event”), the former note holders were to have the option to convert the notes at the initial conversion price per share equal to 60% of the aggregate transaction consideration divided by the total number of outstanding shares of common stock of the acquiror resulting from such event, subject to adjustment as described below.

The 6% convertible unsecured promissory notes further provided that the above conversion prices would be adjusted to reflect the applicable price per share, or conversion or exercise price per share, of shares of common stock or securities convertible or exercisable for common stock in a subsequent capital raise in the form of a private placement, initial public offering or Alternative Liquidity Event, at a price that was lower than the convertible notes’ optional conversion price. As described below (see “—8% Convertible Unsecured Promissory Notes”), from August 2022 to January 2023, we issued 8% unsecured convertible promissory notes with an optional conversion price per share equal to $25 million divided by the total number of outstanding shares of the Company’s common stock, which was 50% lower than the initial optional conversion price per share of the convertible notes issued in 2021. In addition, the 8% unsecured convertible promissory notes provided that they would automatically convert upon the occurrence of an initial public offering and each of the events defined as an Alternative Liquidity Event above at 50% of the price applicable to such transactions. As a result, the optional conversion price of the 6% unsecured convertible promissory notes was adjusted to equal the optional conversion price per share of the 8% unsecured convertible promissory notes, equal to $25 million divided by the total number of outstanding shares of the Company’s common stock, and the automatic conversion price of the 6% unsecured convertible promissory notes was adjusted to equal 50% of an initial public offering price or price applicable to an Alternative Liquidity Event price. Subsequently, as described below, in March 2023 and April 2023 we conducted one private placement and in May 2023 we completed a subsequent private placement. In these private placements, we issued 8% unsecured promissory notes with respective warrants with an exercise price per share equal to $2.50, which is lower than the prior as-adjusted optional conversion price. As a result, the optional conversion price of the notes was adjusted to equal the exercise price of such warrants, or $2.50 per share.

A holder of a 6% convertible unsecured promissory note was not permitted to be issued shares of common stock upon conversion of the notes (“conversion shares”) to the extent that the former note holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding. Each former note holder was permitted to increase or decrease the beneficial ownership limit to any other percentage not in excess of 9.99%, provided that any increase in such percentage would not be effective until 61 days following notice from the former convertible note holder.

The subscription agreements for the convertible notes provided that, in the event that within twelve months of the closing of the private placement of the 6% convertible unsecured promissory notes, the Company had not consummated an initial public offering of its common stock and the listing or trading of its common stock on Nasdaq, the NYSE, the NYSE American, or the OTCQX, and had not consummated an Alternative Liquidity Event, the Company may elect either (a) to repay all or part of each note, subject to the holder’s right to convert each note, or (b) if the Company does not repay each note, the unpaid principal amount of each note would automatically increase to 110% of the outstanding principal amount. As of the 12-month anniversary of the closing of this private placement, the Company had not consummated an initial public offering or Alternative Liquidity Event, and had not repaid any portion of the principal amounts under the convertible notes. However, the convertible notes themselves did not contain this provision. The convertible notes provided that in the event that by the maturity date, the Company has not consummated an initial public offering of its common stock and the listing or trading of its common stock on Nasdaq, the NYSE, the NYSE American, or the OTCQX, and has not consummated an Alternative Liquidity Event, the Company may elect either (a) upon thirty (30) days prior written notice to the holder, to prepay all or a portion of the principal amount of each note and accrued interest hereon, subject to the holder’s right to convert the note into common stock during such thirty (30) day period, or (b) if the Company does not prepay the entire principal amount of the note or the remaining principal amount of the note, the note would automatically increase to 110% of the original or unpaid portion of the outstanding principal amount. As a result, the outstanding principal amount under the convertible notes was determined not to have increased to 110% of that amount at any time while the notes were outstanding. However, to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount, on November 13, 2023, we issued a settlement notice to the holders of the 6% convertible unsecured promissory notes undertaking to effect conversions as if 110% of the principal being converted was being converted to address possible claims with respect to the increase of the outstanding principal under the convertible notes to 110% of the outstanding principal amount.

Each note could be prepaid by the Company in whole or in part without penalty, fees or premium upon not less than 20 business days prior written notice to the holder, subject to the Holder’s right to convert all or any portion of the note into conversion shares at the optional conversion price prior to the prepayment date.

The investor rights and lockup agreements provide for typical “drag along” and “tag along” rights. Each investor party is permitted to sell a portion of the investor’s conversion shares pursuant to a Sale of Control transaction equal to the percentage of the common stock that stockholders holding a majority of the outstanding voting equity of the Company elected to sell in the Sale of Control transaction. Each investor party may also be required to sell their conversion shares to the proposed acquiror in the Sale of Control transaction.

The investor rights and lockup agreements also provide that the shares of common stock issued upon conversion of the convertible notes are subject to certain lockup provisions until the 180th day after the date of the closing of our initial public offering, or May 14, 2024, subject to certain exceptions. In addition, the investor rights and lockup agreements provide that the convertible note investors may not transfer or dispose of any shares of common stock for the period ending up to 180 days after the date of the final prospectus for the Company’s initial public offering, or May 11, 2023, subject to certain exceptions.

The investor rights and lockup agreements further provide the following registration rights. Within 30 business days following the consummation of the first to occur of an initial public offering, a Sale of Control or a Reverse Merger, as applicable, the Company must file a registration statement on Form S-1 or Form S-3, as available, or Resale Registration Statement, in order to register for resale all of the shares of common stock of the Company or common stock of any successor-in-interest to the Company issued to all holders of the notes upon automatic conversion of the notes, and must use its bests efforts to cause such Resale Registration Statement to be declared effective by the SEC within 90 business days from the date of its initial filing; provided, that such conversion shares will continue to be subject to restrictions on resale for a period of six months following completion of either the initial public offering, Sale of Control or a Reverse Merger. In the event that, for any reason, the Company is unable to comply with the above registration requirement, note investors holding a majority-in-interest in the convertible notes have a one-time right, at any time after 180 days from the effective date of the registration statement in connection with its initial public offering, to request that the Company file a Resale Registration Statement with respect to the outstanding shares of common stock into which the notes had been converted having an anticipated aggregate offering price, net of selling expenses, of at least $5,000,000, in which event the Company shall (x) within ten days after the date such request is given, give notice thereof to all other note investors; and (y) as soon as practicable, and in any event within 60 days after the date such request, file a Resale Registration Statement covering all such shares that were included in the majority-in-interest request to be registered and any additional such shares requested to be included in such registration by any other note investors, subject to certain limitations and exceptions. In addition, the Company agreed to provide “piggyback” registration rights to the note investors, so as to require us to include, at the option of the former note holders, the shares of common stock underlying their securities in any registration statement to register other shares of common stock that the Company determines to file after its initial public offering. The Company must generally keep any required or requested registration statement effective for a period of at least 180 days after the expiration of the lockup requirements described above, subject to extensions under certain circumstances. The Company also may not agree to allow others to include securities in a registration except to the extent that the inclusion will not reduce the number of shares of common stock issuable upon conversion of the 6% convertible unsecured promissory notes, or allow them to initiate a demand for registration of any securities. The Company also agreed to provide customary indemnification to the former note holders relating to any damages to the former note holders arising from such registrations. Investors that were issued a majority of the shares issued upon the automatic conversion of the 6% convertible unsecured promissory notes have waived their registration rights with respect to these shares.

The investor rights and lockup agreements previously provided participation rights in subsequent securities offerings, including the initial public offering, to purchase up to the number of shares having a value that is up to 50% of the total principal of the convertible notes issued to all of the investors in the convertible notes. The investor rights and lockup agreements also provided access rights to audited annual financial statements within 120 days of the end of each fiscal year, unaudited monthly financial statements, and unaudited quarterly financial statements, an annual budget, tax filing-related information, and daily access to the Company’s books and records. Upon the occurrence of the closing of the initial public offering and listing of the common stock on the NYSE American on November 16, 2023, these rights terminated.

In connection with the closing of the Company’s initial public offering and listing of the common stock on the NYSE American as of November 16, 2023, the Company’s 6% convertible unsecured promissory notes with aggregate outstanding principal of $6,305,000 automatically converted into a total of 2,774,200 shares of common stock at a conversion price of $2.50 per share, in accordance with the settlement notice undertaking to effect conversions of principal as if 110% of the principal being converted was being converted as described above, at 50% of the public offering price of $5.00 per share, in accordance with the terms of the notes. All interest accrued on such principal was waived upon conversion in accordance with the terms of the notes.

8% Convertible Unsecured Promissory Notes

From August 2022 to January 2023, we conducted a private placement of the Company’s 8% convertible unsecured promissory notes to a number of accredited investors under subscription agreements. Pursuant to the agreements, we issued convertible notes for aggregate loans of $1,465,000. The convertible notes incurred interest at 8% annually. The convertible notes were initially due to mature on August 8, 2023 unless converted in accordance with their terms.

The convertible notes contained both optional and mandatory conversion provisions allowing for the conversion of the outstanding balance under the notes to be converted into shares of common stock, subject to waiver of all accrued interest on the principal subject to such conversion. The convertible notes were convertible at the holders’ option at a conversion price per share equal to the price per share determined by dividing $25 million by the total number of outstanding shares of the Company. In connection with an initial public offering and listing of the common stock on Nasdaq, the NYSE American, or the NYSE, the notes were to automatically be converted under a mandatory conversion provision into shares of common stock of the Company at the conversion price per share equal to 50% of the public offering price per share of the common stock offered to the public in the initial public offering, or the IPO Conversion Price. In the event of an “Alternative Liquidity Event,” which was defined in a substantially similar manner as in the 6% convertible unsecured promissory notes, the former note holders would have the option to convert the notes at the conversion price per share equal to 50% of the aggregate transaction consideration divided by the total number of outstanding shares of common stock of the acquiror resulting from such an event, or the Alternative Liquidity Event Conversion Price.

A holder of an 8% convertible unsecured promissory note was not permitted to be issued conversion shares to the extent that the former note holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of common stock outstanding. Each former note holder was permitted to increase or decrease the beneficial ownership limit to any other percentage not in excess of 9.99%, provided that any increase in such percentage would not be effective until 61 days following notice from the former convertible note holder.

The 8% convertible unsecured promissory notes provided that in the event that, by the maturity date, the Company had not consummated an initial public offering of its common stock and the listing or trading of its common stock on Nasdaq, the NYSE, or the NYSE American, and had not consummated an Alternative Liquidity Event, the Company could either (a) upon thirty (30) days prior written notice to the holders, elect to repay all or a portion of the principal amount of the notes and accrued interest hereon, subject to the holders’ right to convert the note into common stock during such thirty (30) day period, or (b) if the Company did not repay the entire principal amount of the notes or the remaining principal amount of the notes, the notes would automatically increase to 120% of the original or unpaid portion of the outstanding principal amount. The notes otherwise did not permit prepayment. On August 7, 2023, an agreement was signed with the holders of the majority of the outstanding balance under these convertible notes (the “8% Convertible Note Amendment Agreement”). The 8% Convertible Note Amendment Agreement amended the maturity date of all of these convertible notes to August 8, 2025. Pursuant to the 8% Convertible Note Amendment Agreement, a provision in the convertible notes providing for an increase of the outstanding balance under the convertible notes to 120% of the original principal amount upon non-repayment by the maturity date was accelerated, and the outstanding balance under the convertible notes was increased in aggregate to $1,758,000. The 8% Convertible Note Amendment Agreement also provided for the immediate conversion of the additional amount of the outstanding balance under the convertible notes into 146,500 shares of common stock at $2.00 per share instead of the applicable optional conversion price, approximately $3.29 per share at the time of the conversion, not including any accrued but unpaid interest, which was waived with respect to the converted outstanding balance. As a result, the 8% convertible unsecured promissory notes’ aggregate underlying principal was $1,465,000 both before and after such increase of the outstanding balance and conversion of such increase.

In addition, the Company agreed to provide “piggyback” registration rights to the former note holders, so as to require us to include, at the option of the former note holders, the shares of common stock underlying their securities in any registration statement to register other shares of common stock that the Company determines to file after its initial public offering. The Company also agreed to provide customary indemnification to the former note holders relating to any damages to the holders arising from such registrations. Investors that were issued a majority of the shares issued upon the automatic conversion of the 8% convertible unsecured promissory notes have waived their registration rights with respect to these shares.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the outstanding principal of $1,465,000 under the 8% convertible unsecured promissory notes automatically converted into 586,000 shares of common stock at a conversion price equal to 50% of the price of the common stock in the initial public offering, $5.00 per share, pursuant to the adjustment provisions under the convertible notes. Upon automatic conversion, any interest accrued under the convertible notes was waived in accordance with their terms.

The shares of common stock issued upon conversion of the 8% convertible unsecured promissory notes are subject to certain lockup provisions until 365 days after the commencement of trading of our common stock, subject to certain exceptions.

8% Unsecured Promissory Notes

In March 2023 and April 2023 we conducted one private placement, and in May 2023 we completed a subsequent private placement, in which we entered into subscription agreements with accredited investors pursuant to which we issued 8% unsecured promissory notes. The total aggregate principal amount under the notes outstanding is $2,350,000. The notes incurred interest at the annual rate of 8%. The amount outstanding under the 8% unsecured promissory notes was required to be repaid upon the earlier to occur of the consummation of a Liquidity Event (defined in the same manner as “Alternative Liquidity Event,” except such term also applies to an initial public offering and national stock exchange listing of the common stock) or the second anniversary of the initial closing date of the respective private placement (March 17, 2025 as to $1,500,000 principal and May 2, 2025 as to $850,000 principal). If a Liquidity Event occurred before the second anniversary of the initial closing date of the applicable private placement, the warrants issued with these notes were to be automatically exercised as to the unexercised portion of the warrants, the outstanding balance due under the 8% unsecured promissory notes was to be deemed repaid in the amount of the exercise price for the automatic exercise of the unexercised portion of the respective warrants (see “—Warrants – Investor Warrants – Warrants Issued With 8% Unsecured Promissory Notes” below), and any remaining balance outstanding would be required to be repaid in cash. If a Liquidity Event were not to occur before the second anniversary of the initial closing date of the applicable private placement, then both principal and interest outstanding under the notes would have been required to be repaid in cash. The notes could be prepaid at the discretion of the Company.

Under the subscription agreements with the investors in the first private placement of the 8% unsecured promissory notes, the Company was required to use the first $450,000 of the net proceeds from the private placement to expand its current operations, including its technology and intellectual property portfolio, and to fund the costs of its initial public offering. The Company was required to use the next $800,000 of the net proceeds from the private placement to repurchase up to 600,000 shares of common stock that were held by Dennis Gile, our largest stockholder and a former officer and director of the Company, at a price equal to approximately $1.35 per share. The repurchase was required to be consummated only to the extent that it did not impair the Company’s capital within the meaning of Section 160 of the Delaware General Corporation Law (“DGCL”) or the Company’s ability to pay down its debts as they become due. The Company was required to enter into an agreement with Mr. Gile providing that Mr. Gile will use the proceeds of the repurchase to settle an existing lawsuit filed against Mr. Gile by John Dorsey, a former officer and director of the Company, subject to a full release of Mr. Gile and the Company, and that Mr. Gile will resign from the board of directors of the Company and from any officer position with the Company upon the repurchase. The Company was required to use any remaining net proceeds from the private placement, which consisted of $250,000 less placement agent fees and expenses, for working capital and other general corporate purposes. Subsequently, the Company used the net proceeds as required. For discussion of related developments, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Contractual Obligations – Repurchase of Shares, Settlement and Release” of the Annual Report on Form 10-K to which this exhibit is attached.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the warrants issued with the 8% unsecured promissory notes were automatically exercised to purchase a total of 940,000 shares of common stock for $2.50 per share of common stock, and the aggregate principal balance under the promissory notes of $2,350,000 became immediately due and was deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the warrants. Any remaining balance outstanding under the promissory notes was required to be repaid in cash within three business days of the closing of the initial public offering. Pursuant to their terms, a total of $113,304 in accrued interest became due as of November 16, 2023 under the promissory notes.

15% OID Promissory Notes

On August 2, 2023, August 18, 2023, September 11, 2023, and September 22, 2023, the Company issued 15% original issue discount (“15 OID”) promissory notes for total principal of $352,942 to certain accredited investors in a private placement for gross proceeds of $300,000. The principal under the 15% OID promissory notes accrue 5% interest annually, and principal and interest under the notes were required to be repaid by December 31, 2023. The notes could be prepaid without a premium or penalty.

On November 20, 2023, the Company repaid the aggregate balance of $117,648 under two 15% OID promissory notes, and on November 29, 2023, the Company repaid the balance of $117,647 under one 15% OID promissory note. On December 29, 2023, the Company repaid the balance of $117,647 under the last outstanding 15% OID promissory note.

Warrants

Investor Warrants

Warrants Issued With 8% Convertible Unsecured Promissory Notes

In connection with our private placement of 8% convertible unsecured promissory notes (see “—8% Convertible Unsecured Promissory Notes” above), from August 2022 to January 2023, we issued warrants to a number of accredited investors. Following an initial public offering or Alternative Liquidity Event, each warrant will be automatically exercisable for the amount of shares of common stock equal to the original principal amount of the respective convertible note divided by the IPO Conversion Price or the Alternative Liquidity Event Conversion Price, as applicable.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the warrants became automatically exercisable to purchase a total of 586,000 shares of common stock for $2.50 per share of common stock, which was equal to 50% of the price of the common stock in the initial public offering, $5.00 per share, i.e., the IPO Conversion Price.

The warrants have a five-year term. The shares of common stock underlying the warrants are subject to certain lockup provisions until 365 days after the commencement of trading of our common stock, subject to certain exceptions.

Warrants Issued With 8% Unsecured Promissory Notes

In connection with our private placements of 8% unsecured promissory notes (see “—8% Unsecured Promissory Notes” above), in March 2023, April 2023 and May 2023, we issued warrants to purchase an aggregate of 940,000 shares of common stock exercisable at $2.50 per share. The warrants were voluntarily exercisable for cash prior to the maturity date of the respective 8% unsecured promissory notes (see “—8% Unsecured Promissory Notes” above), or would be automatically exercised as to any unexercised portion for shares of common stock upon the occurrence of a Liquidity Event-based maturity of the respective 8% unsecured promissory notes in exchange for the Company’s deemed repayment of the notes in the amount of the exercise price for the automatic exercise of the unexercised portion of the respective warrants, with any remaining balance owed on the promissory notes to be repaid in cash.

In connection with the closing of the initial public offering of the Company’s common stock and listing of the common stock for trading on the NYSE American, on November 16, 2023, the warrants issued with the 8% unsecured promissory notes were automatically exercised to purchase a total of 940,000 shares of common stock for $2.50 per share of common stock, and the aggregate principal balance under the promissory notes of $2,350,000 became immediately due and was deemed repaid in the amount of the aggregate exercise price for the automatic exercise of the unexercised portion of the warrants. Any remaining balance outstanding under the promissory notes was required to be repaid in cash within three business days of the closing of the initial public offering.

The warrants had a five-year term. The Company was required to register the resale of all of the shares of common stock that such warrants may or shall be exercised to purchase in the IPO Registration Statement. The Company must generally keep the IPO Registration Statement effective for a period as shall be required to permit the warrant investors to complete the offer and sale of their shares. The Company and the investors also provided customary mutual indemnification relating to any damages arising from such registration.

Placement Agent’s Warrants

Placement Agent’s Warrants for Private Placements

Boustead acted as placement agent in our private placements of our convertible promissory notes, promissory notes, warrants, and 15% OID promissory notes. Pursuant to the Company’s engagement letter agreement with Boustead, as amended (the “Boustead Engagement Letter”), in addition to a commission equal to 7% of the gross proceeds raised in the private placements, a non-accountable expense allowance equal to 1% of the gross proceeds raised in the private placements, and payment of certain other expenses, we agreed to issue Boustead five-year warrants to purchase a number of shares of common stock in an amount equal to 7% of the common stock underlying the securities sold in the private placements at an exercise price equal to 135% of the public offering price of the shares of common stock in the Company’s initial public offering, except that the exercise price of the warrant issued in connection with our private placement of 6% convertible unsecured promissory notes was agreed to be equal to the conversion price as defined in the 6% convertible unsecured promissory notes. Each of the placement agent’s warrants will terminate five years after issuance.

Accordingly, a warrant to purchase common stock was issued to Boustead in December 2021 in connection with our private placement of 6% convertible unsecured promissory notes, exercisable to purchase 7% of the original principal amount of the Company’s 6% convertible unsecured promissory notes divided by the convertible notes’ applicable conversion price, at an exercise price equal to the convertible notes’ applicable per-share conversion price.

In addition, pursuant to the Boustead Engagement Letter, a warrant to purchase shares of common stock was issued to Boustead in November 2023 in connection with our private placements of 8% unsecured promissory notes and respective investor warrants, exercisable to purchase an aggregate of 7% of the common stock underlying the warrants that were issued to the initial 8% unsecured promissory note holders at an exercise price equal to 135% of the public offering price of the shares of common stock in the Company’s initial public offering. This warrant was issued in connection with and as replacement for the cancellation of warrants that were issued to Boustead from March 17, 2023 to May 12, 2023, which were exercisable to purchase an aggregate of 7% of the common stock underlying the warrants that were issued to the initial 8% unsecured promissory note holders, at an initial exercise price of $2.50 per share, pursuant to the Boustead Engagement Letter. However, pursuant to a cancellation agreement, Boustead and the Company agreed to cancel this placement agent’s warrant.

Boustead waived any rights to fees, expenses, and warrant compensation with respect to our private placement of 15% OID promissory notes. Boustead also waived its rights to warrants to purchase shares of common stock in connection with our private placement of 8% convertible unsecured promissory notes and respective investor warrants.

In addition, under the Boustead Engagement Letter, Boustead’s placement agent’s warrants have “piggyback” registration rights. However, Boustead waived these registration rights with respect to the IPO Registration Statement and any registration statements relating to our committed equity financing facility.

Placement Agent’s Warrants for Committed Equity Financing Facility

Under the Boustead Engagement Letter, Boustead is acting as the placement agent in connection with the transactions relating to our committed equity financing facility as contemplated by the Common Stock Purchase Agreement, dated as of January 5, 2024, between Tumim Stone Capital LLC (“Tumim”) and the Company (the “CEFF Purchase Agreement”). We agreed to issue Boustead 49,193 shares of common stock in connection with our issuance of 661,102 shares that we issued to Tumim as consideration for its commitment to purchase shares of our common stock from time to time at our direction under the CEFF Purchase Agreement (“CEFF Commitment Shares”) to Tumim on January 26, 2024, which is equal to 7% of the number of CEFF Commitment Shares that would have been issued but for the application of a beneficial ownership limitation applicable to Tumim under the CEFF Purchase Agreement, as a fee pursuant to the Boustead Engagement Letter. Under the Boustead Engagement Letter, the Company is also required to issue to Boustead warrants to purchase a number of shares equal to 7% of the shares of common stock issued to Tumim pursuant to purchases under the CEFF Purchase Agreement, with an exercise price equal to the applicable purchase price per share. The warrants that are required to be issued to Boustead will be exercisable for a period of five years from the date of issuance and contain cashless exercise provisions. Boustead also has certain registration rights with respect to these warrants, which Boustead has waived with respect to the IPO Registration Statement and any registration statements relating to our committed equity financing facility. Boustead and its affiliates are not in any manner related to Tumim or any of Tumim’s affiliates. Boustead’s compensation under the Boustead Engagement Letter in connection with the Purchase Agreement is subject to reduction or adjustment to the extent that such compensation is determined to be in excess of or otherwise noncompliant with applicable FINRA rules.

SAFEs

From March 2021 to July 2021, the Company raised $1,980,000 from investors in exchange for securities called Simple Agreements for Future Equity (each, a “SAFE” and collectively, the “SAFEs”). The SAFEs were subject to different conversion calculations depending on the event triggering conversions as described in the SAFE, including an equity financing, a liquidity event such as the Company’s initial public offering, or an automatic conversion at the end of 18 months because no other conversion-triggering event has occurred. The terms of the SAFEs are discussed below. As also discussed below, all of the SAFEs have been cancelled and exchanged for common stock.

SAFEs – General

A SAFE is an agreement between an investor and a company in which an investor invests cash into a company and the company in turn issues a SAFE contract that will automatically convert into cash, equity in the company, or other future repayment if certain trigger events occur. SAFE instruments were developed for startup companies seeking substantial funds quickly. SAFEs like those we issued convert into cash, equity in the company, or other future repayment upon the occurrence of agreed-upon events indicating that the company has reached sufficient maturity to be accurately valued. At that point the amount contributed by the investor will automatically convert into an amount of cash, equity in the company, or other future repayment represented by the dollar amount contributed divided by the agreed expected company valuation.

Unlike common or preferred stock, SAFEs do not represent a current equity stake and do not entitle investors to typical equity rights such as rights to dividends or voting on major corporate matters.  Instead, the terms of the SAFE must be met in order for an investor to receive an equity stake with these kinds of rights. Also, unlike debt, SAFEs do not represent a right to interest payments or any current legal obligation by the SAFE issuer for the outstanding amount of a loan. If a SAFE issuer is dissolved or otherwise non-operative, SAFE holders typically have no rights to demand or receive any portion of any remaining assets, unlike debtholders and equity holders.

SAFEs – Specific Conversion Terms

From March 2021 to July 2021, our predecessor entity SDS LLC – AZ issued eight SAFEs to investors for total gross proceeds of $1,980,000. The SAFEs had the following conversion terms.

Upon an Equity Financing (defined as a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells preferred stock at a fixed pre-money valuation) before the expiration or termination of these instruments, on the initial closing of such Equity Financing, the SAFEs would have automatically converted into preferred stock in an amount of shares equal to the SAFE Purchase Amount divided by the Equity Financing’s offering price per share multiplied by 80%, or the SAFE Conversion Price Per Share, and with identical rights as the preferred stock in such offering except for per share liquidation preference, the initial conversion price for purposes of price-based anti-dilution protection and the basis for any dividend or distribution rights, which will be based on the SAFE Conversion Price Per Share.

Upon a SAFE Liquidity Event (defined as any of certain changes of voting control or disposition of substantially all assets of the Company, a listing of the Company’s equity securities in connection with an effective resale registration statement on Form S-1, or an initial public offering of the Company), the SAFEs would have automatically been entitled to receive a portion of proceeds from the SAFE Liquidity Event due and payable to the investors immediately prior to, or concurrent with the consummation of the initial public offering, equal to the greater of (i) the SAFE Purchase Amount or (ii) an amount equal to a percentage of the proceeds from the initial public offering with such percentage calculated by dividing the SAFE Purchase Amount by $20,000,000.

If there had been a Dissolution Event (defined as (i) a voluntary termination of operations (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company, excluding a SAFE Liquidity Event), whether voluntary or involuntary), the SAFE investors would have automatically been entitled to receive a portion of the cash or other proceeds equal to the SAFE Purchase Amount, due and payable to the investors immediately prior to the consummation of the Dissolution Event.

If after 18 months, there had been no Equity Financing, SAFE Liquidity Event, or Dissolution Event where the SAFE investors have received equity interests in the Company or other payment as contemplated above, then the SAFEs would have automatically converted to the number of shares of common stock of the Company equal to the SAFE Purchase Amount divided by the issued and outstanding shares of common stock of the Company on a fully-diluted basis divided by $20,000,000.

SAFE Cancellations and Exchanges

From September 22, 2022 to October 11, 2022, we entered into cancellation and exchange agreements with the holders of the SAFEs. Under these agreements, each SAFE holder agreed to cancel and exchange the holder’s SAFE for a number of shares of common stock equal to the purchase amount under the SAFE divided by approximately $3.35, based on a $25 million valuation for the Company. As a result, SAFEs that were purchased in the aggregate amount of $1,980,000 were cancelled and exchanged for a total of 591,048 shares of common stock.

Anti-Takeover Provisions

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 662∕3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. We have not opted out of these provisions, which may, as a result, discourage or prevent mergers or other takeover or change of control attempts of us.

Second Amended and Restated Bylaws

Our Second Amended and Restated Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of our company or changing our board of directors and management.

Our Second Amended and Restated Bylaws permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. In addition, our Second Amended and Restated Bylaws provide that in addition to any other vote required by law, no member of our board of directors may be removed from office by our stockholders without the approval of not less than the majority of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors. Our Second Amended and Restated Bylaws also do not provide our stockholders with the power to call a special meeting of stockholders and contain certain advance notice provisions for the submission and presentation of stockholder meeting proposals or director nominations at a stockholder meeting, which may limit the ability of stockholders to influence the composition and business decisions of our management.

Our Second Amended and Restated Bylaws expressly provided for a right of first refusal of the Company for any proposed sale or transfer of stock by a stockholder. However, this right of first refusal provided that it would terminate upon the date securities of the Company were first offered to the public pursuant to a registration statement or offering statement filed with, and declared effective or qualified by, as applicable, the SEC under the Securities Act. In connection with the completion of the Company’s initial public offering on November 16, 2023, the right of first refusal under the Second Amended and Restated Bylaw terminated in accordance with its terms.

Our Second Amended and Restated Bylaws also provide that the Company may also agree with any stockholders to restrict the sale or other disposal of the stock of the Company owned by such stockholders. Our Second Amended and Restated Bylaws were expressly subject to certain restrictions set forth in the Shareholder Agreement prior to its termination.

In addition, our Second Amended and Restated Certificate of Incorporation authorizes our board of directors to issue up to 15,000,000 shares of “blank-check preferred stock” in one or more series as solely determined by the board of directors, and to have the voting powers, preferences and relative participation, optional and special rights and qualifications, limitations and restrictions thereof as solely determined by the board without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the value of our securities.

The holders of our common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace our board of directors or for a third party to obtain control of our company by replacing its board of directors.

Limitation on Liability and Indemnification of Directors and Certain Officers

Limitation on Liability of Directors and Certain Officers

Section 102(b)(7) of the DGCL authorizes a corporation to limit or eliminate the personal liability of directors and certain officers to the corporation and its stockholders for monetary damages for breaches of directors’ and officers’ fiduciary duties, subject to certain limitations. However, directors and officers remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, or obtaining an improper personal benefit. Directors also remain liable for paying a dividend or approving a stock repurchase which was illegal under DGCL Section 174, and officers remain liable for any action by or in the right of the corporation. Liability may be limited under Section 102(b)(7) for an officer only if the officer meet the requirements of Section 3114 of the DGCL, including that such officer is or was the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful; is or was identified in a reporting company’s SEC filings as one of the corporation’s most highly compensated executives at any time during the allegedly wrongful conduct; or has agreed in writing with the corporation to be identified as an officer for these purposes. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available. The Second Amended and Restated Certificate of Incorporation eliminates the personal liability of the Company’s directors and officers to the fullest extent permitted by the DGCL.

Indemnification of Directors and Executive Officers

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Second Amended and Restated Certificate of Incorporation authorizes the Company to indemnify, and advance expenses to, to the fullest extent permitted by law, any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

The Second Amended and Restated Bylaws require that we indemnify our directors and executive officers to the fullest extent permitted by law, provided that we may modify the extent of such indemnification by individual contracts with directors and executive officers, and also provided that we are not required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law (ii) the proceeding was authorized by our board of directors (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the DGCL or any other applicable law, or (iv) such indemnification is required to be made under the indemnification rights enforcement provision of the Second Amended and Restated Bylaws. Our obligation, if any, to indemnify any person pursuant to our Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity.

Our Second Amended and Restated Bylaws also provide for advancement of expenses to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or executive officer of the Company, or is or was serving at the request of the Company as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses actually and reasonably incurred by any director or executive officer in defending such proceeding, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses. Notwithstanding the foregoing, generally no advance shall be made by the Company to an executive officer of the Company (except by reason of the fact that such executive officer is or was a director of the Company) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of a quorum consisting of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the Company’s interest. The Company’s obligation, if any, to indemnify any person pursuant to the Second Amended and Restated Bylaws who was or is serving at its request as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise, or nonprofit entity. Our Second Amended and Restated Bylaws also permit the Company to indemnity its other officers, employees and other agents as set forth in the DGCL. The board of directors has the power to delegate the determination of whether indemnification shall be given to any such person except executive officers to such officers or other persons as the board of directors shall determine.

We have also separately entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides for indemnification to the fullest extent permitted by law, including: (i) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with any proceeding other than proceedings by or in the right of the Company or any claim, issue or matter therein, if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe the director or executive officer’s conduct was unlawful; (ii) all expenses actually and reasonably incurred by a director or executive officer, or on their behalf, in connection with a proceeding by or in the right of the Company if the director or executive officer acted in good faith and in a manner the director or executive officer reasonably believed to be in or not opposed to the best interests of the Company, provided that if applicable law so provides, no indemnification against such expenses shall be made in respect of any claim, issue or matter in such proceeding as to which the director or executive officer shall have been adjudged to be liable to the Company unless and to the extent that the Court of Chancery of the State of Delaware shall determine that such indemnification may be made; (iii) to the extent that a director or executive officer is, by reason of the director or executive officer’s director or executive officer status, a party to and is successful, on the merits or otherwise, in any proceeding, including by dismissal of such proceeding with or without prejudice, then the director or executive officer shall be indemnified to the maximum extent permitted by law, as such may be amended from time to time, against all expenses actually and reasonably incurred by the director or executive officer or on the director or executive officer’s behalf in connection therewith; and (iv) all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer or on a director or executive officer’s behalf if, by reason of the director or executive officer’s status as a director or executive officer, the director or executive officer is, or is threatened to be made, a party to or participant in any proceeding (including a proceeding by or in the right of the Company), including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the director or executive officer, except where the payment is finally determined (under the procedures, and subject to the presumptions, set forth in the indemnification agreements) to be unlawful. The Company shall also advance all such expenses incurred by or on behalf of each director or executive officer in connection with any of the above proceedings by reason of the director or executive officer’s director or executive officer status within 30 days after the receipt by the Company of a statement or statements from the director or executive officer requesting such advance or advances from time to time, whether prior to or after final disposition of such proceeding. Such statement or statements shall reasonably evidence the expenses incurred by the director or executive officer and shall include or be preceded or accompanied by a written undertaking by or on behalf of the director or executive officer to repay any expenses advanced if it shall ultimately be determined that the director or executive officer is not entitled to be indemnified against such expenses. Any advances and undertakings to repay shall be unsecured and interest free. The indemnification agreements also provide for payments by the Company for the entire amount of any judgment or settlement of any action, suit or proceeding in which it is liable or would be liable if joined in such action, subject to the other terms and provisions of the indemnification agreements, and certain other indemnification and payment obligations. The indemnification agreements also provide that if we maintain a directors’ and officers’ liability insurance policy, that each director and executive officer will be covered by the policy to the maximum extent of the coverage available for any of the Company’s directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Transfer Agent and Registrar

We have appointed Securities Transfer Corporation, telephone (469) 633-0101, as the transfer agent for our common stock and preferred stock.

Trading Symbol and Market

Our common stock is listed on the NYSE American under the symbol “SGN”.